EXHIBIT 95

MINE SAFETY DISCLOSURES

For the second quarter of 2013, the Company has the following mine safety information to report in accordance with Section 1503(a) of the Act, in connection with the Pittsboro, North Carolina mine, the Little Rock, Arkansas mine (including Arch Street Quarry, which, effective April 1, is reported under Little Rock’s Mine ID number), the Corona, California mine, and the Wausau, Wisconsin mine (including Greystone Plant):

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Aggregate Legal Actions Initiated During Period (#)	Aggregate Legal Actions Resolved During Period (#)
3M Pittsboro ID: 3102153	1	—	—	—	—	$856	—	No	No	—
3M Little Rock Industrial Mineral Prod ID: 0300426	—	—	—	—	—	$1,092	—	No	No	—
3M Corona Plant ID: 0400191	—	—	—	—	—	$0	—	No	No	—
Greystone Plant ID: 4700119	—	—	—	—	—	$200	—	No	No	—
Wausau Plant ID: 4702918	—	—	—	—	—	$400	—	No	No	—
Total	1	—	—	—	—	$2,548	—			—	—	—